Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION ANNOUNCES ACQUISITION OF

THE WYNDHAM PALM SPRINGS HOTEL

MCLEAN, VA, July 15, 2005—Highland Hospitality Corporation (NYSE:HIH), a lodging real estate investment trust, or REIT, announced today that it has closed its previously announced acquisition of the 410-room Wyndham Palm Springs hotel, located in Palm Springs, California, for $57.0 million, plus customary closing adjustments, or approximately $139,000 per room.

The Company financed this acquisition with approximately $37 million of first mortgage debt from CIGNA Investments with a fixed rate of interest of 5.35%, along with proceeds from its term loan credit facility, of which it now has $10 million in remaining capacity. Highland has selected Crestline Hotels & Resorts, Inc. to manage the property under a Wyndham license agreement. The seller of the hotel was exclusively represented by the Los Angeles office of Jones Lang LaSalle Hotels.

James L. Francis, Highland’s President and CEO, stated, “We are extremely pleased about our acquisition of the Wyndham Palm Springs hotel. The hotel has been recently renovated and is well-positioned to benefit from the expansion of the adjacent convention center and the strengthening fundamentals of the Palm Springs market. We believe this property will produce an immediate and attractive yield for our shareholders.”

The 410-room Wyndham Palm Springs hotel is located in the heart of world-renowned Palm Springs, California, two blocks from the retail and restaurant strip on Palm Canyon Drive, and approximately one mile from Palm Springs Airport. Proximate to major metropolitan areas such as Los Angeles, San Diego and Orange County, Palm Springs has matured into a full-service resort community offering a variety of attractions and amenities like world-class golf and unparalleled destination shopping that provide a year-round draw for tourists.

The hotel is physically connected to the Palm Springs Convention Center, which is currently completing a $32 million expansion project that will nearly double its available function space by September 2005. Beyond the facilities provided by the convention center, the Wyndham Palm Springs hotel offers approximately 27,000 square feet of indoor meeting space as well as nearly 30,000 of additional outdoor function space. The hotel has been recently renovated and the Company expects to invest only a minor amount of capital to update certain guestroom and common area features.

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investments primarily in the United States. With the acquisition of the Wyndham Palm Springs, the Company now owns 20 hotel properties with an aggregate of 5,885 rooms in 11 states and Mexico. Additional information can be found on the Company’s website at www.highlandhospitality.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “ may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Highland Hospitality Corporation’s control. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.